Exhibit 99.1
FOR IMMEDIATE RELEASE
LINN ENERGY ANNOUNCES ACQUISITIONS, ANTICIPATED DISTRIBUTION INCREASE AND INCREASED BORROWING BASE
Pittsburgh, Pennsylvania, June 21, 2006 – Linn Energy, LLC (Nasdaq: LINE) today announced that it has completed three acquisitions of natural gas and oil properties in West Virginia, including 207 producing wells, and an acquisition of a natural gas gathering pipeline system in Western Pennsylvania by its Penn West Pipeline, LLC subsidiary for an aggregate contract purchase price of $30.0 million, subject to customary closing adjustments.
In connection with the completed acquisitions, the Company’s management and Board of Directors are reviewing the appropriate level of future cash distributions. Management currently anticipates that it will recommend to the Board of Directors an increase in the annualized cash distribution of $0.12 per unit, or a 7.5% increase, to an annual rate of $1.72 per unit from the current annual rate of $1.60 per unit beginning with the cash distribution expected to be paid on or about November 14, 2006 with respect to the third fiscal quarter.
Additionally, the Company announced that its lenders under its $400.0 million secured revolving credit facility have approved an increase in the borrowing base to $265.0 million from $235.0 million effective as of June 21, 2006. At June 21, 2006, the Company had outstanding indebtedness of $193.6 million under the credit facility and additional borrowing availability of $71.4 million thereunder.
ABOUT LINN ENERGY
Linn Energy is an independent natural gas and oil company focused on the development and acquisition of properties in the Appalachian Basin, primarily in West Virginia, Pennsylvania, New York and Virginia. More information about Linn Energy is available on the internet at www.linnenergy.com.
CONTACT:	Kolja Rockov, EVP & CFO Linn Energy, LLC 412-440-1479
This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements with respect to future distributions. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.